Exhibit 99.2

True Nature Holding, Inc. Announces U.K. Acquisition Plans

ATLANTA, GA / ACCESSWIRE / June 17, 2019 / True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") announced that it is initiating its European expansion plans with the acquisition of PowerEPOS Ltd. (“EPOS”),  www.powerepos.com, a provider of cloud based solutions based in Liverpool, United Kingdom. The Company has executed a non-binding letter of intent, subject to completion of due diligence and approval of both group’s Board of Directors.

“The Company has been focused on software solutions that provide both compliance and data security for the healthcare industry. This business follows that path, where the solutions are being implemented to allow the users to achieve compliance with their regulatory requirements, while exercising better operational controls, and providing assurance to their clients that data security requirements are fully met,” said Jim Crone, the CEO of True Nature. He further explained, “The EPOS platform is cloud based, implemented on Microsoft Azure and AWS platforms, using a SQL server approach. The API structure is such that additional value-added applications may easily be added, such as human resources, tax reporting, and transaction processing. We believe the growth path for EPOS can include new geographies such as North America, as we integrate new functionality including data analytics and a front end for healthcare and pharmacy applications. The architecture is smart, fast and designed for support of additional applications, all features we seek in technologies going forward, with an ability to support the newest FINTECH and REGTECH solutions.”

According to a research report published by Zion Market Research in December 2018 the global point of sale software market accounted for USD 12.9 billion in 2017 and is expected to reach USD 30.9 billion by 2024, at a CAGR of 13.3% between 2018 and 2024. Information about the report can be found here: https://www.globenewswire.com/news-release/2018/12/14/1667085/0/en/Global-Point-of-Sale-Software-Market-Will-Reach-USD-30-9-Billion-By-2024-Zion-Market-Research.html . The PowerEPOS operations recently completed a $2.5 million year and is expected to grow exponentially with the deployment of its new cloud based solutions, and additional capital. Management believes that new geographical market expansion and the addition of complementary applications may accelerate this growth.

Beyond traditional markets the Zion Market Research report cites new opportunities, including this note: “Massive investments made in healthcare technology are predicted to propel the point of sale software market globally in the upcoming years. AI-based POS systems, such as ePaisa, are adopted by healthcare professionals to help their staff offer personalized services, improve staff productivity, and reduce labor costs. In 2017, the overall U.S. healthcare investments made in the IT sector were USD 7.1 billion as compared to USD 2.8 billion in 2013. Furthermore, in 2016, the Chinese medical device market reached USD 53.6 billion, witnessing a 20% rise as compared to 2015. Furthermore, governments of various developing countries, such as India and China, are taking initiatives to promote the use of technology in public transport, government services, etc.”

The proposed transaction calls for the merger of the EPOS business operations into a newly formed, U.K. based subsidiary, which will be wholly owned by True Nature Holding, Inc. Under the terms of the LOI, the Company shall, at its option, purchase all of the issued and outstanding shareholder interests of EPOS, or its assets, in exchange for a combination of preferred and common stock. The shares of a newly issued Preferred A stock will be redeemable in thirty 36 months and pay interest at a rate of ten percent (10%) per annum in addition to other conditions. As currently discussed it will not be convertible into common stock, and the Company anticipates filing a registration statement for the shares, and to make the shares tradable under the symbol “TNTYP”.

The face value of the shares will be equal to the total paid in capital for EPOS at closing, currently estimated at $1.5M, and is subject to audit.  The issuance of restricted common stock shall be equal to twenty percent (20%) of the outstanding shares of common stock in the Company subsequent to closing. The restricted shares will in part be subject to certain performance based, vesting requirements. The Company expects to employ the key executives under terms equal to their current compensation, which generally follows those employment agreements in place for the Company’s existing management team. The Company plans to close the acquisition transaction in the next sixty days, subject to final due diligence. The closing is subject to the approval of the Board of Directors of the Company and consent of the shareholders of EPOS. The Company can provide no assurances the acquisition transaction will be effectuated timely or at all.

The Mission of True Nature Holding, Inc.

We see great value in providing the resources for growth to technology companies, especially where regulatory compliance and data security are key features. Much like the healthcare arena, there are many markets that have a specific requirement for compliance and security, and many are overlooked. We believe we can assemble a group of operating companies who will leverage each and others skills, and grow from additional functionality, as well as access to new geographical markets.

We are building healthcare applications that focus on patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data. We see other markets such as financial services, retail transaction management, data analytics as examples of the need for compliance and data security. We believe these are all growth markets.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further, we expect to assist suppliers by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and the businesses with whom they effect transactions.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

CONTACT

Phone number: 1-844-383-8689

Web: https://truenatureholding.com/contact/

SOURCE: True Nature Holding, Inc.